AUTOLUS THERAPEUTICS PLC

REGISTRATION RIGHTS AGREEMENT
JUNE 26, 2018
THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of the date above, by and among Autolus Therapeutics Limited (to be reorganised as Autolus Therapeutics plc), a company incorporated in England and Wales under company number 11185179 and having its registered office at Forest House, 58 Wood Lane, London W12 7RZ (the “Company”) and the investors listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor.”
WHEREAS, the Investors are currently party to that certain Subscription and Shareholders’ Agreement relating to Autolus Limited (company number 9115837) (“AL”) dated September 25, 2017 (the “Shareholders’ Agreement”) that provides for, among other things, AL and the Investors to enter into a registration rights agreement in advance of, but subject to, an IPO (as defined in the Shareholders’ Agreement);
WHEREAS, the Company will adhere to the Shareholders’ Agreement in place of AL prior to completion of the IPO and will therefore be bound by the obligation to enter into a registration rights agreement in place of AL;
WHEREAS, subject to re-registration as a public limited company, the Company is contemplating an initial public offering in the United States of American Depositary Shares (“ADSs), each ADS representing one of the Company’s ordinary shares (the “Proposed IPO”); and
WHEREAS, the Investors and the Company desire to enter into this Agreement to set forth the registration rights of the Investors that will be in effect after the consummation of the Proposed IPO, and in doing so, replace and supersede in their entirety any provisions in the Shareholders’ Agreement related to registration rights.
NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	GENERAL.
1.1    Effective Date. The effective date of this Agreement is the date set forth above. However, the effective date of the grant of registration rights described herein is the date of the underwriting agreement related to the Proposed IPO. Only if, and when, such underwriting agreement has become effective, will the registration rights described herein become effective.
1.2    Definitions. As used in this Agreement the following terms shall have the following respective meanings:
(a)    “ADSs” means American Depositary Shares, each representing one Ordinary Share.
(b)    “Depositary” means the depositary engaged by the Company for the issuance and transfer of ADSs.
(c)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

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(d)    “Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
(e)    “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.
(f)    “IPO” means the Company’s first firm commitment underwritten public offering of its securities registered under the Securities Act.
(g)    “Ordinary Shares” refer to the ordinary shares in the issued share capital of the Company following the closing of the IPO.
(h)    “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
(i)    “Registrable Securities” means the Ordinary Shares held by the Investors at the closing of an IPO and the completion of any related corporate reorganization, or any ADSs issued in respect of such Ordinary Shares. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.
(j)    “Registrable Securities then outstanding” shall be the number of Ordinary Shares that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.
(k)    “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed fifty thousand dollars ($50,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).
(l)    “SEC” or “Commission” means the Securities and Exchange Commission.
(m)    “Securities Act” shall mean the Securities Act of 1933, as amended.
(n)    “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.
(o)    “Shares” shall mean the Ordinary Shares held from time to time by the Investors listed on Exhibit A hereto and their permitted assigns.
(p)    “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145

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of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to shares issued upon conversion of debt securities.

SECTION 2.	REGISTRATION; RESTRICTIONS ON TRANSFER.
2.1    Demand Registration.
(a)    Subject to the conditions of this Section 2.1, if the Company shall receive a written request from the Holders who together hold in aggregate not less than 25% of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least 25% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.
(b)    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 or any request pursuant to Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.1(a) or Section 2.3(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.1 or Section 2.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
(c)    The Company shall not be required to effect a registration pursuant to this Section 2.1:
(i)    prior to the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the IPO (or such longer period as may be determined pursuant to Section 2.9 hereof);
(ii)    after the Company has effected two (2) registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective;
(iii)    if, within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.1(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering, other than pursuant to a Special Registration Statement, within ninety (90) days;

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(iv)    if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Chairman of the Board (or, in the absence of a Chairman of the Board, a lead independent director or director exercising a similar function) stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders;
(v)    if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form F-3 pursuant to a request made pursuant to Section 2.3 below; or
(vi)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
2.2    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least ten (10) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within five (5) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
(a)    Underwriting. If the registration statement of which the Company gives notice under this Section 2.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the Company determines in good faith, based on consultation with the underwriter, that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; and second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any shareholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the IPO and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective

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date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.
(b)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4 hereof.
2.3    Form F-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities who together hold in aggregate not less than 10% of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form F-3 (or any successor to Form F-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
(a)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and
(b)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within ten (10) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:
(i)    if Form F-3 is not available for such offering by the Holders, or
(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000), or
(iii)    if, within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.3, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;
(iv)    if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors (or, in the absence of a Chairman of the Board, a lead independent director or director exercising a similar function) of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right

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to defer the filing of the Form F-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.3; or
(v)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form F-3 for the Holders pursuant to this Section 2.3, or
(vi)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
(c)    Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.
2.4    Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1, 2.2 or 2.3 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.1 or 2.3, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.1(c) or 2.3(b)(v), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.1(c) or 2.3(b)(v), as applicable, to undertake any subsequent registration.
2.5    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay

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or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form F-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.
(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.
(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
(d)    Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
(g)    Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the

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underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.
2.6    Delay of Registration; Furnishing Information.
(a)    No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
(b)    It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.1, 2.2 or 2.3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.
(c)    The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 or Section 2.3 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.1 or Section 2.3, whichever is applicable.
2.7    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3:
(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other U.S. federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.
(b)    To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being

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effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other U.S. federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.7 exceed the net proceeds from the offering received by such Holder.
(c)    Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7.
(d)    If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified

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party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.
(e)    The obligations of the Company and Holders under this Section 2.7 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.7 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
2.8    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder that is a corporation, partnership or limited liability company or (b) is a Holder’s family member or trust for the benefit of an individual Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.
2.9    Market Stand-Off Agreement. Each Holder hereby agrees that such Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any ordinary shares (or other securities) of the Company held by such Holder (other than those included in the registration) during the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided, that all officers and directors of the Company are bound by and have entered into similar agreements.
2.10    Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriters that are consistent with the Holder’s obligations under Section 2.9 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of the ordinary shares (or other securities) of the Company, each Holder shall provide, within five (5) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.9 and this Section 2.10 shall not apply to a Special Registration Statement. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such ordinary shares (or other securities) until the end of such period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.9 and 2.10. The underwriters of the Company’s shares are intended third party beneficiaries of Sections 2.9 and 2.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.
2.11    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1, Section 2.2, or Section 2.3

10.

hereof shall terminate upon such time as all Registrable Securities of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.
2.12    Exchange of Ordinary Shares into ADSs. To the extent that the Company causes ADSs to be issued in an IPO and to the extent permitted by applicable law, following an IPO and as requested by the Investors, the Company shall deliver any instruction, certificate, consent or other similar item reasonably requested by the Depositary to allow the Investors to convert their Ordinary Shares to ADSs (for sale under this Agreement or otherwise), provided that the Investors shall not deposit such Ordinary Shares in exchange for ADSs at any time at which to do so would violate obligations under any lock-up agreement entered into in connection with an offering by the Company, including the IPO. For the avoidance of doubt, the forgoing shall not require the Company to pay any fee to the Depositary and is not a guarantee or other assurance of performance by the Depositary.
2.13    Obligation to Register ADSs. Notwithstanding anything to the contrary herein, unless the Company has previously caused the Ordinary Shares to be listed on a national securities exchange or trading system in the United States (it being acknowledged that the Company shall have no obligation to so list the Ordinary Shares) and a market in the United States for Ordinary Shares not held in the form of ADSs exists, then in any registration pursuant to this Agreement any Registrable Securities registered and sold pursuant thereto shall be in the form of ADSs.

SECTION 3.	MISCELLANEOUS.
3.1    Governing Law. This Agreement and any dispute or claims relating to it or its subject matter (including any non-contractual claims) shall be governed by and construed under the laws of England and Wales and each party irrevocably submits to the jurisdiction of the courts of England and Wales.
3.2    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.
3.3    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
3.4    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
3.5    Amendment and Waiver.

11.

(a)    Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and the holders of at least a majority of the then-outstanding Registrable Securities.
(b)    For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its shares as maintained by or on behalf of the Company.
3.6    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
3.7    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.
3.8    Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
3.9    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
3.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
3.11    Aggregation of Shares. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
3.12    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

12.

3.13    Termination. This Agreement shall terminate and be of no further force or effect upon an Exit (as such term is defined in the Company’s Articles of Association.
[THIS SPACE INTENTIONALLY LEFT BLANK]

13.

SCHEDULE A

INVESTORS

Syncona Portfolio Limited

Arix Bioscience Holdings Limited

Cormorant Global Healthcare Master Fund LP
Cormorant Private Healthcare Fund I, LP
CRMA SPV, L.P.

GV 2017, L.P.
GV Europe 2014, L.P.

Nextech IV Oncology S.C.S. SICAV-SIF

John Berriman

i.

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth above.

Signed for and on behalf of SYNCONA PORTFOLIO LIMITED acting by an authorised signatory	) ) )	/s/ Martin Murphy Signed by way of power of attorney Name: Martin Murphy

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth above.

Signed for and on behalf of ARIX BIOSCIENCE HOLDINGS LIMITED acting by Dr. Joe Anderson, director	) ) ) )	/s/ Joe Anderson Signed by way of power of attorney Name: Dr. Joe Anderson

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth above.

Signed for and on behalf of CORMORANT GLOBAL HEALTHCARE MASTER FUND LP acting by CORMORANT GLOBAL HEALTHCARE GP, LLC acting by Bihua Chen, managing member	) ) ) ) )	/s/ Bihua Chen Signed by way of power of attorney Name: Bihua Chen

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth above.

Signed for and on behalf of CORMORANT PRIVATE HEALTHCARE FUND I, LP acting by CORMORANT PRIVATE HEALTHCARE GP, LLC acting by Bihua Chen, managing member	) ) ) ) )	/s/Bihua Chen Signed by way of power of attorney Name: Bihua Chen

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth above.

Signed for and on behalf of CRMA SPV, L.P. acting by CORMORANT ASSET MANAGEMENT, LLC acting by Bihua Chen, attorney in fact	) ) ) ) )	/s/ Bihua Chen Signed by way of power of attorney Name: Bihua Chen Name:

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth above.

Signed for and on behalf of GV 2017, L.P. acting by its General Partner GV 2017 GP, L.L.C. acting by its General Partner GV 2017 GP, L.P. acting by Daphne Chang, authorised signatory	) ) ) ) ) ) )	/s/ Daphne Chang Signed by way of power of attorney Name: Daphne Chang

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth above.

Signed for and on behalf of GV EUROPE 2014, L.P. acting by its General Partner GV EUROPE 2014 GP, L.P. acting by Daphne Chang, authorised signatory	) ) ) ) ) )	/s/ Daphne Chang Signed by way of power of attorney Name: Daphne Chang

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth above.

Signed for and on behalf of NEXTECH IV ONCOLOGY S.C.S. SICAV-SIF acting by its General Partner NEXTECH IV GP S.A.R.L. acting by Christopher Wailer, authorised signatory	) ) ) ) ) )	/s/ Christopher Wailer Signed by way of power of attorney Name: Christopher Wailer

IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth above.

Signed by JOHN BERRIMAN	)	/s/ John Berriman Signed by way of power of attorney Name: John Berriman